EXHIBIT 99.1

FOR RELEASE: Tuesday, April 29, 2014 at 4:15 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2014 was $200,000, or $0.23 per basic and $0.22 per diluted share, compared to $140,000 or $0.16 per basic and $0.15 per diluted share for the same period in 2013.

Robert T. Strong, President and Chief Executive Officer stated, “We are pleased to report a significant increase in our first quarter 2014 net income over the same period of one year ago.  The net increase in outstanding loan balances, including loans held for sale, of $7.7 million for the quarter was also significant, adding to net interest income and continued margin improvement.  Our net interest margin of 4.45% improved from 3.69% for the same period one year ago.”

Mr. Strong continued, “Non performing loans continued to decline as our non-performing loans as a percent of total loans receivable, net, stood at 1.65% down from 1.79% at 2013 year-end and non-performing assets as a percent of total assets stood at 1.71% down from 1.95% at 2013 year-end.  Finally, our Texas ratio stood at 12.88% down from 13.87% at 2013 year-end”.

Mr. Strong added, “Our stock repurchase program has been active during the first quarter of 2014 having repurchased 37,700 additional shares during that period.  To date, the Company has repurchased 34.46% of the originally issued stock of the Company.  After the first quarter of 2014, we announced a 20% increase in dividend declared earlier this month payable on May 5, 2014 to shareholders as of April 21, 2014”.

In closing, Mr. Strong commented, “as always, in conjunction with our stock repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value”.

Net income amounted to $200,000 for the three months ended March 31, 2014, an increase of $60,000, or 42.9%, compared to net income of $140,000 for three months ended March 31, 2013.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $311,000, partially offset by increases in non-interest expense of $117,000, the provision for income taxes of $50,000, the provision for loan losses of $48,000, and a decrease in non-interest income of $36,000.

The $311,000, or 29.4% increase in net interest income for the three months ended March 31, 2014 over the comparable period in 2013 was driven by a $265,000, or 17.7% increase in interest income and a $46,000, or 10.6% decrease in interest expense. The increase in interest income was primarily due to an $18.8 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $92.0 million for the three months ended March 31, 2013 to an average balance of $110.8 million for the three months ended March 31, 2014.  The decrease in interest expense was primarily attributable to a 30 basis point decrease in the overall cost of interest-bearing liabilities from 1.70% for the three months ended March 31, 2013 to 1.40% for the same period in 2014.  The average interest rate spread increased from 3.50% for the three months ended March 31, 2013, to 4.31% for the same period in 2014 while the net interest margin increased from 3.69% for the three months ended March 31, 2013 to 4.45% for the three months ended March 31, 2014.

The $48,000 increase in the provision for loan losses for the three months ended March 31, 2014 over the three months ended March 31, 2013 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $36,000, or 10.4% decrease in non-interest income for the three months ended March 31, 2014 over the comparable period in 2013 was primarily attributable to a $72,000 decrease in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, a $23,000 loss on the sales of other real estate owned, and a $4,000 decrease in other income.  These decreases were partially offset by a $47,000 increase in the net gain on the sales of loans held for sale and a $16,000 increase in other fees and service charges.

The $117,000, or 10.4% increase in non-interest expense for the three months ended March 31, 2014 compared to the same period in 2013 was primarily attributable to a $115,000 increase in salaries and employee benefits expense, a $26,000 increase in occupancy and equipment expense, and a $7,000 increase in other expense.  These increases were partially offset by a $22,000 decrease in professional fees, a $6,000 decrease in directors’ fees and expenses, a $2,000 decrease in FDIC insurance assessment, and a $1,000 decrease in other real estate owned expenses.  The increase in salaries and employee benefits expense for the 2014 period compared to 2013 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations, and an increase in stock compensation expense.  The increase in occupancy and equipment expense was primarily attributable to computer system upgrades.  The decrease in professional fees was primarily due to a decline in legal fees related to loan collections.

The $50,000, or 58.1% increase in the provision for income taxes for the three months ended March 31, 2014 over the three month period ended March 31, 2013 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 40.5% for the 2014 period compared to 38.1% for the comparable period in 2013.

The Company’s total assets at March 31, 2014 were $132.8 million, an increase of $5.4 million, or 4.2%, from $127.4 million at December 31, 2013.  This growth in total assets was primarily due to increases in loans receivable, net of $5.9 million and loans held for sale of $1.8 million, partially offset by a decrease in cash and cash equivalents of $2.6 million.

Total interest-bearing deposits increased $4.2 million, or 4.1%, to $107.5 million at March 31, 2014 from $103.3 million at December 31, 2013. This increase in deposits was primarily attributable to increases of $3.5 million in certificates of deposit and $443,000 in statement savings accounts.

Total stockholders’ equity decreased $399,000 to $16.6 million at March 31, 2014 from $17.0 million at December 31, 2013. Contributing to the decrease was the purchase of 37,700 shares of the Company’s stock as part of the Company’s stock repurchase program for an aggregate purchase price of $631,000, and dividends paid of $46,000.  These decreases were partially offset by increases in net income for the quarter ended March 31, 2014 of $200,000, amortization of stock awards and options under our stock compensation plans of $33,000, and common stock earned by participants in the employee stock ownership plan of $45,000.

Non-performing loans amounted to $1.9 million, or 1.65% of net loans receivable at March 31, 2014, consisting of sixteen loans, six of which are on non-accrual status and ten of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.9 million, or 1.79% of net loans receivable at December 31, 2013, consisting of seventeen loans, ten of which were on non-accrual status and seven of which were 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2014 include six one-to-four family non-owner occupied residential loans, six commercial real estate loans, three one-to-four family owner-occupied residential loans, and one home equity loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended March 31, 2014, two loans were placed on non-accrual status resulting in the reversal of approximately $18,000 of previously accrued interest income, five loans that were on non-accrual were returned to accrual status, and one loan that was on non-accrual was paid-off.  At March 31, 2014, the Company had thirteen loans totaling $1.1 million that were identified as troubled debt restructurings. Eleven of these loans totaling $927,000 were performing in accordance with their modified terms, one loan in the amount of $112,000 was on non-accrual, and one loan in the amount of $97,000 was 31 days delinquent.  The allowance for loan losses as a percent of total loans receivable was 0.91% at March 31, 2014 and 0.87% at December 31, 2013.

Other real estate owned (OREO) amounted to $408,000 at March 31, 2014, consisting of four properties.  This compares to six properties that totaled $574,000 at December 31, 2013.  During the quarter-ended March 31, 2014, the Company made $10,000 of capital improvements to the properties, sold two properties totaling $176,000, and realized an aggregate loss of $23,000 on the sales. Non-performing assets amounted to $2.3 million, or 1.71% of total assets at March 31, 2014 compared to $2.5 million, or 1.95% of total assets at December 31, 2013.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31, 2014	At December 31, 2013
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$3,611	$6,184
Investment in interest-earning time deposits	7,666	7,633
Investment securities available for sale at fair value	1,693	1,680
Loans held for sale	2,907	1,098
Loans receivable, net of allowance for loan losses (2014: $1,041; 2013: $941)	112,803	106,887
Accrued interest receivable	743	735
Investment in Federal Home Loan Bank stock, at cost	501	421
Premises and equipment, net	1,633	1,637
Other real estate owned, net	408	574
Prepaid expenses and other assets	851	578
Total Assets	$132,816	$127,427

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$107,519	$103,324
Federal Home Loan Bank advances and other borrowings	7,500	5,500
Accrued interest payable	87	77
Advances from borrowers for taxes and insurance	744	1,224
Accrued expenses and other liabilities	379	316
Total Liabilities	116,229	110,441

Stockholders’ Equity	16,587	16,986
Total Liabilities and Stockholders’ Equity	$132,816	$127,427

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended March 31,
	2014	2013
Interest Income	$1,759	$1,494
Interest Expense	389	435
Net Interest Income	1,370	1,059
Provision for Loan Losses	100	52
Net Interest Income after Provision for Loan Losses	1,270	1,007
Non-Interest Income	311	347
Non-Interest Expense	1,245	1,128
Income before Income Taxes	336	226
Income Taxes	136	86
Net Income	$200	$140

Per Common Share Data:	Three Months Ended March 31,
	2014	2013
Earnings per share – basic	$0.23	$0.16
Average shares outstanding – basic	857,935	892,666
Earnings per share – diluted	$0.22	$0.15
Average shares outstanding – diluted	905,689	930,816

Tangible book value per share, end of period	$18.22	$17.32
Shares outstanding, end of period	910,149	969,921

	Three Months Ended March 31,
Selected Operating Ratios:	2014	2013
Average yield on interest-earning assets	5.71%	5.20%
Average rate on interest-bearing liabilities	1.40%	1.70%
Average interest rate spread	4.31%	3.50%
Net interest margin	4.45%	3.69%
Average interest-earning assets to average interest-bearing liabilities	110.74%	112.49%
Efficiency ratio	74.04%	80.20%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.65%	2.86%
Non-performing assets as a percent of total assets	1.71%	2.24%
Allowance for loan losses as a percent of non-performing loans	55.90%	35.36%
Allowance for loan losses as a percent of total loans receivable	0.91%	1.00%
Texas Ratio (2)	12.88%	15.69%

(1)  Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by consolidated tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059